Exhibit 99.1

Rent the Runway, Inc. Announces Fourth Quarter and Full Year 2021 Results

Q4 2021 revenue up 91% year-over-year, showcases business resilience
Ending Active Subscribers up 110% year-over-year
Significant increase in Gross Margin to 34% in fiscal year 2021, from 10% in fiscal year 2020
Strong Q1 2022 Ending Active Subscriber guidance and full year revenue outlook reflect powerful momentum and 2022 events boom

New York (April 13, 2022) - Rent the Runway, Inc. (“Rent the Runway”) (NASDAQ: RENT), the world’s first and largest shared designer closet platform, today reported financial results for the fiscal year 2021 ended January 31, 2022.

"I’m proud that the strategic initiatives we focused on in 2021 paid off. We improved the overall financial profile of Rent the Runway, making progress across all key financial metrics and demonstrating the resilience of the business during a year that was anything but normal," said Jennifer Hyman, CEO and Co-Founder of Rent the Runway. "Looking ahead, our strong Q1 2022 subscriber guidance and fiscal year 2022 revenue guidance reflect our ongoing confidence in the business as we continue to grow significantly with an eye towards profitability. We look forward to capitalizing on one of the strongest potential macro environments for rental we’ve seen in recent years, with an outsized pipeline of weddings and social occasions in 2022, return to work and a resurgence of general social activity.”

CFO Scarlett O’Sullivan stated, “We are also pleased with the strong progression of our gross margins, Adjusted EBITDA, and free cash flow margins throughout fiscal year 2021. This momentum continues to carry over into fiscal year 2022, where we are on track to achieve 77% year-over-year growth in Active Subscribers at the end of Q1’22. We plan 45%-50% YoY revenue growth in fiscal year 2022, and we reiterate our target of Adjusted EBITDA breakeven in the next 3-5 quarters, while making continued progress towards our top priority of free cash flow breakeven in the mid-term.”

Fourth Quarter 2021 Key Metrics and Financial Highlights
•Revenue was $64.1 million, a 91% increase year-over-year from $33.5 million in the fourth quarter of fiscal year 2020.
•115,240 ending Active Subscribers, representing an increase of 110% year-over-year from 54,797 at the end of the fiscal year 2020.
•159,544 ending Total Subscribers, representing an increase of 68% year-over-year from 95,245 at the end of the fiscal year 2020.
•Gross Profit was $23.5 million which increased from $4.4 million in the fourth quarter of 2020. Gross Margin was 36.7%, as compared to 13.1% in the fourth quarter of 2020.

•Net Loss was $(39.3) million, as compared to $(38.8) million in the fourth quarter of 2020. Net Loss as a percentage of revenue was (61.3)%, as compared to (115.8)% in the fourth quarter of 2020.
•Adjusted EBITDA was $(5.5) million, as compared to $(4.3) million in the fourth quarter of 2020. Adjusted EBITDA margin was (8.6)%, as compared to (12.8)% in the fourth quarter of 2020.

Fiscal Year 2021 Key Metrics and Financial Highlights

•Revenue was $203.3 million, a 29% increase year-over-year from $157.5 million in fiscal year 2020.
•Gross Profit was $69.7 million which increased from $15.5 million in fiscal year 2020. Gross Margin was 34.3% in fiscal year 2021, as compared to 9.8% in fiscal year 2020.
•Net Loss was $(211.8) million, as compared to $(171.1) million in fiscal year 2020. Net Loss as a percentage of revenue was (104.2)%, as compared to (108.6)% in fiscal year 2020. Net Loss in fiscal year 2021 included $(51.5) million of non-recurring or one-time charges that were primarily non-cash, including a $(24.9) million non-recurring, non-cash loss on the revaluation of warrants that were exercised or reclassified at IPO, a $(12.2) million non-recurring, primarily non-cash loss on the extinguishment of debt paid down concurrently with the IPO, and a $(14.4) million one-time, non-cash charge associated with the satisfaction of the liquidity based vesting conditions for certain RSUs upon the effectiveness of our IPO.
•Adjusted EBITDA was $(19.2) million, as compared to $(20.3) million in fiscal year 2020. Adjusted EBITDA margin was (9.4)%, as compared to (12.9)% in fiscal year 2020.
•Net cash used in operating activities plus net cash used in investing activities was $(64.8) million for fiscal year 2021, as compared to $(101.2) million for fiscal year 2020.
•Net cash used in operating activities plus net cash used in investing activities as a percentage of revenue was (31.9)% for fiscal year 2021, as compared to (64.3)% for fiscal year 2020.
•As of January 31, 2022, cash and cash equivalents were $247.6 million, after paydown of $140.7 million of debt and accrued interest (approximately one-third of the company’s pre-IPO debt balance) with a portion of the IPO proceeds.
•The share count used to compute fiscal year 2021 basic EPS was 24.9 million, reflecting the weighted average of shares outstanding in the period, including pre and post IPO periods.

Fiscal Fourth Quarter and Fiscal Year 2021 Business Highlights

•Completed full rollout of personalized subscription plans in fiscal year 2021, which drove strong loyalty and engagement. In the fourth quarter, 31% of subscribers added one or more paid additional items into their subscription program, the highest since RTR launched Subscription. Personalized subscription plans are higher margin and drove $135 in average monthly subscription rental revenue per subscriber, or ARPU, in fiscal year 2021.
•Drove 55% of rental product acquisition through non-wholesale channels - Exclusive Designs and Share by RTR - with plans for continued expansion in fiscal year 2022.
•Continued to expand the assortment of brands, with a strong lineup of nearly 20 Exclusive Design Partners for fiscal year 2022, around half of which are new, including Esteban Cortazar, Busayo, Atlein, and our first celebrity-designed collection, expected to launch later this year.
•Launched at-home pickup in 9 markets covering a quarter of subscriber base, with ongoing market expansion planned for fiscal year 2022.

•Launched RFID and enhanced automation in our warehouses in fiscal year 2021, which reduced non-transportation fulfillment cost per unit by over 30% year-over-year.
•Drove garment science innovation, which extends the useful life of garments, fueling a 30% reduction in the product deactivation rate in fiscal year 2021 versus prior year.
•Furthered our commitment to sustainability with the launch of our Impact Strategy, under which we plan to displace the need for production of half a million garments by the end of fiscal year 2026, offset 100% of carbon emissions from shipments to and from customers beginning in fiscal year 2022, and achieve net zero carbon emissions by fiscal year 2040.

Outlook

For fiscal year 2022, Rent the Runway expects:
•Revenue in the range of $295 million to $305 million
•Adjusted EBITDA margin of (6)% to (5)%

For the fiscal first quarter of 2022, Rent the Runway expects:
•Ending Active Subscribers of 130K to 132K
•Revenue in the range of $63.5 million to $64.5 million
•Adjusted EBITDA of $(11.0) million to $(10.5) million

Please see our fourth quarter 2021 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.

Earnings Presentation, Conference Call and Webcast

The fourth quarter and fiscal year 2021 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its fourth quarter and fiscal year 2021 financial results and provide a business update today at 5:00 pm EDT.
The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).
A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13726225.
About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud, the world’s first and largest shared designer closet. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from over 780 designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear, ski wear, home goods and kidswear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding our future results of operations, financial position, and revenue, our Impact Strategy, future product launches, business objectives, subscriber trends and impacts from the COVID-19 pandemic Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; risks related to the COVID-19 pandemic; the highly competitive and rapidly changing nature of the global fashion industry; our ability to cost-effectively grow our customer base; any failure to retain customers; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; risks related to shipping, logistics and our supply chain; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; failure to adequately maintain and protect our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand partners; reliance on third parties for elements of the payment processing infrastructure underlying our business; dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; and risks related to our Class A capital stock and ownership structure. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in our quarterly report on Form 10-Q filed on December 8, 2021, as will be updated in our Annual Report on Form 10-K for the year ended January 31, 2022. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers.

Gross Profit is defined as total revenue less fulfillment expense, revenue share and rental product depreciation. We depreciate owned apparel assets over three years and owned accessory assets over two years net of 20% and 30% salvage values, respectively, and recognize the depreciation and remaining cost of items when sold or retired on our statement of operations. Rental product depreciation expense is time-based and reflects all items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin to measure the continued efficiency of our business after the total cost of our products are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as an indicator of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.
We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, certain non-recurring, one-time, costs (see below footnotes to reconciliation table), income taxes, other income and expense, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of revenue.
The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. With respect to our expectations under "Financial Outlook" above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense and non-recurring expenses which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
Investor Contact
investors@renttherunway.com

Media Contact
Alison Rappaport
press@renttherunway.com

Rent the Runway, Inc.
Consolidated Balance Sheets
(in millions)

	January 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$247.6	$95.3
Restricted cash, current	5.4	3.4
Prepaid expenses and other current assets	11.7	4.7
Total current assets	264.7	103.4
Restricted cash	6.6	10.5
Rental product, net	76.3	97.6
Fixed assets, net	57.2	64.7
Intangible assets, net	6.4	7.8
Operating lease right-of-use assets	31.5	34.9
Other assets	4.8	1.8
Total assets	$447.5	$320.7
Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$15.9	$7.2
Accrued expenses and other current liabilities	30.0	14.1
Deferred revenue	10.4	5.6
Customer credit liabilities	6.9	7.0
Operating lease liabilities	5.6	6.7
Total current liabilities	68.8	40.6
Long-term debt, net	260.8	355.1
Operating lease liabilities	46.4	51.5
Warrant liability	—	11.8
Other liabilities	0.4	0.3
Total liabilities	376.4	459.3

Redeemable preferred stock	—	388.1
Stockholders’ equity
Common stock	—	—
Class A common stock	0.1	—
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	872.2	62.7
Accumulated deficit	(801.2)	(589.4)
Total stockholders’ equity (deficit)	71.1	(526.7)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$447.5	$320.7

Rent the Runway, Inc.
Consolidated Statements of Operations
(in millions, except share and per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Revenue:
Subscription and Reserve rental revenue	$58.8	$29.1	$185.8	$135.9
Other revenue	5.3	4.4	17.5	21.6
Total revenue, net	$64.1	$33.5	$203.3	$157.5
Costs and expenses:
Fulfillment	20.4	9.2	61.9	53.0
Technology	12.3	9.7	45.3	37.7
Marketing	8.3	1.6	26.5	8.1
General and administrative	28.0	17.3	104.4	77.2
Rental product depreciation and revenue share	20.2	19.9	71.7	89.0
Other depreciation and amortization	4.8	5.6	19.4	23.0
Total costs and expenses	$94.0	$63.3	$329.2	$288.0
Operating loss	(29.9)	(29.8)	(125.9)	(130.5)
Interest income / (expense), net	(9.3)	(14.4)	(53.0)	(46.6)
Gain / (loss) on warrant liability revaluation, net	—	0.4	(24.9)	0.4
Gain / (loss) on debt extinguishment, net	—	—	(12.2)	(0.6)
Other income / (expense), net	—	5.0	3.9	6.2
Net loss before income tax benefit / (expense)	$(39.2)	$(38.8)	$(212.1)	$(171.1)
Income tax benefit / (expense)	(0.1)	—	0.3	—
Net loss	$(39.3)	$(38.8)	$(211.8)	$(171.1)
Net loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(3.48)	$(8.51)	$(15.36)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	63,012,950	11,127,721	24,874,061	11,138,851

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Year Ended January 31,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(211.8)	$(171.1)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	45.6	55.9
Write-off of rental product sold	4.7	14.0
Other depreciation and amortization	19.5	24.1
Proceeds from rental product sold	(12.9)	(17.9)
(Gain) / loss from liquidation of rental product	(0.6)	0.9
Accrual of paid-in-kind interest	38.8	36.9
Settlement of paid-in-kind interest	(6.3)	—
Amortization of debt discount	5.9	5.0
Loss on debt extinguishment	12.2	0.6
Share-based compensation expense	26.6	8.2
Remeasurement of warrant liability	24.9	(0.4)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(7.0)	0.3
Operating lease right-of-use assets	3.4	(0.4)
Other assets	(3.0)	1.8
Accounts payable, accrued expenses and other current liabilities	18.4	(4.5)
Deferred revenue and customer credit liabilities	4.7	(7.3)
Operating lease liabilities	(6.2)	11.4
Other liabilities	0.8	(0.3)
Net cash (used in) provided by operating activities	(42.3)	(42.8)
INVESTING ACTIVITIES
Purchases of rental product	(30.8)	(54.9)
Proceeds from liquidation of rental product	5.7	2.4
Proceeds from sale of rental product	12.9	17.9
Purchases of fixed and intangible assets	(10.3)	(23.8)
Net cash (used in) provided by investing activities	(22.5)	(58.4)
FINANCING ACTIVITIES
Proceeds from issuance of common stock upon IPO, net of offering costs	327.3	—
Proceeds from issuance of redeemable preferred stock	21.2	60.4
Proceeds from exercise of stock options under stock incentive plan	3.3	0.5
Proceeds from line of credit	—	15.0
Principal repayments on line of credit	—	(59.0)
Proceeds from long-term debt	—	155.0
Principal repayments on long-term debt	(135.0)	—
Debt extinguishment costs	(4.7)	—
Proceeds from short-term financing agreements	5.0	—
Other financing payments	(1.9)	(3.4)
Net cash (used in) provided by financing activities	215.2	168.5
Net increase in cash and cash equivalents and restricted cash	150.4	67.3
Cash and cash equivalents and restricted cash at beginning of period	109.2	41.9
Cash and cash equivalents and restricted cash at end of period	$259.6	$109.2

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Year Ended January 31,
	2022	2021
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONDENSED CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$247.6	$95.3
Restricted cash, current	5.4	3.4
Restricted cash, noncurrent	6.6	10.5
Total cash and cash equivalents and restricted cash	$259.6	$109.2

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Interest paid on loans	$10.2	$3.7
Interest paid on financing leases	0.1	—
Fixed operating leases payments (reimbursements), net	15.8	2.6
Fixed and intangible assets received in the prior period	0.5	2.1
Rental product received in the prior period	3.6	3.7
Non-cash financing and investing activities:
Financing leases right-of-use asset amortization	$0.3	$0.2
ROU assets obtained in exchange for lease liabilities	0.9	0.1
Adjustments to ROU assets or lease liabilities due to modification or other reassessment events	0.3	5.2
Purchases of fixed and intangible assets not yet settled	0.8	0.5
Purchases of rental product not yet settled	6.5	3.6

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
	(in millions)
Net loss	$(39.3)	$(38.8)	$(211.8)	$(171.1)
Interest (income) / expense, net (1)	9.3	14.4	53.0	46.6
Rental product depreciation	12.7	15.0	50.3	69.9
Other depreciation and amortization (2)	4.8	5.6	19.4	23.0
Share-based compensation(3)	5.2	1.9	26.6	8.2
Write-off of liquidated assets (4)	0.8	1.7	4.8	3.3
Non-recurring adjustments (5)	0.7	0.3	5.3	4.2
Income Tax (Benefit) / Expense	0.1	—	(0.3)	—
(Gain) / loss on warrant liability revaluation, net (6)	—	(0.4)	24.9	(0.4)
(Gain) / loss on debt extinguishment, net (7)	—	—	12.2	0.6
Other (income) / expense, net (8)	—	(5.0)	(3.9)	(6.2)
Other (gains) / losses (9)	0.2	1.0	0.3	1.6
Adjusted EBITDA	$(5.5)	$(4.3)	$(19.2)	$(20.3)
Adjusted EBITDA Margin (10)	(8.6)%	(12.8)%	(9.4)%	(12.9)%

(1)Includes debt discount amortization of $1.0 million in the three months ended January 31, 2022 and $2.0 million in the three months ended January 31, 2021 and $5.9 million in the year ended January 31, 2022 and $5.0 million in the year ended January 31, 2021.
(2)Includes non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation. The year ended January 31, 2022 includes $14.4 million related to the one-time satisfaction of the liquidity based vesting conditions for certain RSUs previously outstanding and certain RSUs which were granted upon the effectiveness of our IPO in October 2021.
(4)Reflects the write-off of the remaining book value of liquidated products that had previously been held for sale.
(5)Non-recurring adjustments for the three months ended January 31, 2022 includes $0.7 million of costs related to public company SOX readiness and for the three months ended January 31, 2021 includes $0.1 million of COVID related matters. Non-recurring adjustments for the year ended January 31, 2022 includes $5.2 million of public readiness preparation costs and for the year ended January 31, 2021 includes $3.2 million of costs related to COVID-19 related matters including severance, furlough benefits, one-time bonuses, and related legal fees and $0.5 million of shipping carrier transition costs.
(6)Includes the expense associated with revaluing prior liability-classified lender warrants to the respective fair values at period end, or prior to conversion. As of January 31, 2022, all outstanding warrants are equity-classified and therefore do not require remeasurement going forward.
(7)Includes debt extinguishment costs related to debt paydown in the periods presented.
(8)Primarily includes $(4.0) million of insurance claim proceeds for the year ended January 31, 2022 and $(5.0) million of insurance claim proceeds and $(1.3) million of proceeds from monetizing tax credits for the three months and the year ended January 31, 2021.
(9)Includes costs associated with the write-off of asset disposals, operating lease terminations and foreign exchange.
(10)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.